EXHIBIT 4.1

CREDIT AGREEMENT

dated as of

29 August 2008

among

SMITHFIELD FOODS, INC.,

the lenders from time to time party hereto,

and

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK

NEDERLAND”, NEW YORK BRANCH,

as Administrative Agent

TABLE OF CONTENTS, Page i of v

Section 2.11	Increased Costs	27
(a)	Change in Law	27
(b)	Capital Requirements	27
(c)	Certificate from Lenders, etc	27
(d)	Retroactive Requests	27
Section 2.12	Break Funding Payments	28
Section 2.13	Taxes	28
(a)	Payment for Taxes	28
(b)	Other Taxes	28
(c)	Indemnification by Borrower	28
(d)	Receipts	29
(e)	Exemptions	29
(f)	Refunds or Credits	29
Section 2.14	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	29
(a)	Manner of Payment	29
(b)	Payments on Non-Business Days	30
(c)	Pro Rata Treatment	30
(d)	Manner of Application if Insufficient Funds	30
(e)	Sharing of Payments	30
(f)	Presumption by Administrative Agent	31
(g)	Withholding by Administrative Agent of Certain Payments	31
Section 2.15	Mitigation Obligations; Replacement of Lenders	31
(a)	Change of Lending Office	31
(b)	Replacement of Lenders	31

ARTICLE III	REPRESENTATIONS AND WARRANTIES	32

Section 3.01	Organization; Powers	32
Section 3.02	Authorization; Enforceability	32
Section 3.03	Governmental Approvals; No Conflicts	32
Section 3.04	Financial Condition; No Material Adverse Change	32
(a)	Financial Statements	32
(b)	No Material Adverse Change	32
(c)	No Material Undisclosed Liabilities	32
Section 3.05	Properties	33
(a)	Title to Properties	33
(b)	Intellectual Property	33
Section 3.06	Litigation and Environmental Matters	33
(a)	Litigation	33
(b)	Environmental Matters	33
(c)	Disclosed Matters	33
Section 3.07	Compliance with Laws and Agreements	33
Section 3.08	Investment Company Status	33
Section 3.09	Taxes	33
Section 3.10	ERISA	34
Section 3.11	Disclosure	34
Section 3.12	Margin Regulations	34
Section 3.13	Material Agreements and Liens	34
(a)	Indebtedness	34
(b)	Liens	34

TABLE OF CONTENTS, Page ii of v

Section 3.14	Subsidiaries, etc.	35
(a)	Subsidiaries	35
(b)	Investments	35
Section 3.15	Solvency	35
Section 3.16	Labor Matters	35

ARTICLE IV	CONDITIONS	35

Section 4.01	Effective Date	35
(a)	Execution of Agreement	35
(b)	Corporate Documents	35
(c)	Borrowing Request	36
(d)	Opinion of Counsel to The Borrower	36
(e)	Fees, etc.	36
(f)	Approvals	36

ARTICLE V	AFFIRMATIVE COVENANTS	36

Section 5.01	Financial Statements and Other Information	36
(a)	Annual Audited Financial Statements	36
(b)	Quarterly Financial Statements	37
(c)	Compliance Statements	37
(d)	Accountant No Default Certificate	37
(e)	Other Reports	37
(f)	Other Information	37
Section 5.02	Notices of Material Events	37
Section 5.03	Existence; Conduct of Business	38
Section 5.04	Payment of Obligations	38
Section 5.05	Maintenance of Properties	38
Section 5.06	Insurance	38
Section 5.07	Compliance with Laws	39
Section 5.08	Books and Records; Inspection Rights	39
Section 5.09	Use of Proceeds	39

ARTICLE VI	NEGATIVE COVENANTS	39

Section 6.01	Limitation on Restricted Payments	39
(a)	Restricted Payments	39
(b)	Additional Permissions	41
Section 6.02	Limitation on Sale/Leaseback Transactions	42
Section 6.03	Limitation on Restrictions on Distributions from Restricted Subsidiaries	42
Section 6.04	Limitation on Sales of Assets	43
(a)	Limit on Asset Dispositions	43
(b)	Items Deemed Cash	44
(c)	Binding Commitments to Purchase	45
(d)	Application to the Loan; Offer to Purchase	45
(e)	Distribution of Notice of the Offer	46
(f)	Officer’s Certificate	46
(g)	Lender Withdrawal of Offer	46
Section 6.05	Limitation on Transactions with Affiliates	46

TABLE OF CONTENTS, Page iii of v

Section 6.06	Change of Control	47
(a)	Require Repayment	47
(b)	Repayment of Other Indebtedness	47
(c)	Change of Control Offer	47
(d)	Withdrawal of Acceptance	48
(e)	Payment	48
Section 6.07	Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries	48
Section 6.08	Limitation on Liens	48
Section 6.09	Limitation on Lines of Business	48
Section 6.10	Effectiveness of Covenants	49
Section 6.11	When Borrower May Merge or Otherwise Dispose of Assets	49
Section 6.12	Fiscal Periods	49
Section 6.13	Consolidated Interest Coverage Ratio	50

ARTICLE VII	EVENTS OF DEFAULT	50

ARTICLE VIII	THE ADMINISTRATIVE AGENT	52

Section 8.01	Appointment	52
Section 8.02	Rights as a Lender	52
Section 8.03	Limitation of Duties and Immunities	52
Section 8.04	Event of Default; Direction of the Required Lenders	53
Section 8.05	Reliance on Third Parties	53
Section 8.06	Sub-Agents	53
Section 8.07	Successor Agent	53
Section 8.08	Independent Credit Decisions	54

ARTICLE IX	MISCELLANEOUS	54

Section 9.01	Notices	54
(a)	Notice Address	54
(b)	Electronic Notification	54
(c)	Change of Notice Address	54
(d)	Electronic Transmission System	55
(e)	Communications Through the Platform	55
Section 9.02	Waivers; Amendments	55
(a)	Waivers	55
(b)	Amendments of Agreement	55
Section 9.03	Expenses; Indemnity: Damage Waiver	56
(a)	Expenses	56
(b)	Indemnification by Borrower	56
(c)	Indemnification by Lenders	57
(d)	No Consequential Damages, etc	57
(e)	Payment Due Dates	57
Section 9.04	Successors and Assigns	57
(a)	Assignments Generally	57
(b)	Assignment by Lenders	57
(c)	Participations	59
(d)	Pledges by Lenders	59
(e)	No Assignments to Borrower and Affiliates	60
Section 9.05	Survival	60
Section 9.06	Counterparts; Integration; Effectiveness	60

TABLE OF CONTENTS, Page iv of v

TABLE OF CONTENTS, Page v of v

INDEX TO EXHIBITS

Exhibit		Description of Exhibit

A	–	Form of Assignment and Assumption
B	–	Form of Compliance Certificate
C	–	Form of Borrowing Request
D	–	Form of Interest Election Request

INDEX TO SCHEDULES

Schedule		Description of Schedule

Schedule 2.01	–	Commitments
Schedule 3.06	–	Disclosed Matters
Schedule 3.13	–	Material Agreements and Liens
Schedule 3.14	–	Subsidiaries and Investments

INDEX TO EXHIBITS AND SCHEDULES, Solo Page

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of August 29, 2008 (this “Agreement”), among SMITHFIELD FOODS, INC., a Virginia corporation (the “Borrower”), each of the lenders that is a party hereto identified under the caption “LENDERS” on Schedule 2.01 hereto or that, pursuant to Section 9.04 hereof, shall become a “Lender” hereunder (individually, a “Lender” and, collectively, the “Lenders”), and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH (in its capacity as administrative agent for the Lenders hereunder, together with its successors in such capacity, the “Administrative Agent”).

The Borrower has requested that the Lenders make a $200,000,000 term loan available to the Borrower and the Lenders have agreed to do so subject to and on the terms and conditions set forth in this Agreement. Accordingly, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2001 Senior Notes” means the Borrower’s 8% Senior Notes due 2009.

“2003 Senior Notes” means the Borrower’s 7 3 /4% Senior Notes due 2013.

“2004 Senior Notes” means the Borrower’s 7% Senior Notes due 2011.

“2007 Senior Notes” means the Borrower’s 7.750% Senior Notes due 2017.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any transaction, or any series of related transactions, consummated after the date of this Agreement, by which the Borrower and/or any of its Restricted Subsidiaries (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise, (b) directly or indirectly acquires control of at least a majority (in number of votes) of the securities of a corporation that have ordinary voting power for the election of directors or (c) directly or indirectly acquires control of at least a majority of the partner, member or other ownership interests of any Person that is not a corporation.

“Act” has the meaning assigned to such term in Section 9.16.

“Additional Assets” means: (i) any property or assets (other than Indebtedness and Capital Stock) to be used by the Borrower or a Restricted Subsidiary in a Related Business, (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is or will thereupon become a Restricted Subsidiary; provided, however, that, in the case of clauses (ii) and (iii) of this definition, such Restricted Subsidiary is primarily engaged in a Related Business.

CREDIT AGREEMENT, Page 1

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next  1/16 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned to such term in the preamble.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person, (ii) any Person who is a director or officer (a) of such Person, (b) of any Subsidiary of such Person or (c) of any Person described in clause (i) above and (iii) any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Borrower or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to clauses (i) and (ii). For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, no Person (other than the Borrower or any Subsidiary of the Borrower) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction shall be deemed to be an Affiliate of the Borrower or any of its Subsidiaries solely by reason of such Investment.

“Affiliate Transaction” has the meaning assigned to such term in Section 6.05(a).

“Agreement” has the meaning assigned to such term in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next  1/16 of 1%) equal to the greater of (i) the Base Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective from and including the opening of business on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Announced Asset Disposition” has the meaning assigned to such term in Section 6.04(a)(iii)(B).

“Applicable Percentage” means, with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitments; provided, that if the Commitments have terminated or expired or have been fully utilized, the Applicable Percentages shall be determined based upon the outstanding principal amount of the Loans.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Asset Disposition” means any sale, lease, transfer or other issuance or disposition (or series of related sales, leases, transfers, issuance or dispositions that are part of a common plan) of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Restricted Subsidiaries (including any disposition by means of a sale and leaseback, merger, consolidation or similar transaction, but excluding any disposition by means of any pledge of assets or stock by the Borrower or any of its Subsidiaries otherwise permitted under this Agreement, and any transaction or series of related transactions from which the Borrower or any of its Subsidiaries receives an aggregate consideration of less than $500,000) other than (i) a disposition by a Restricted Subsidiary to the Borrower or

CREDIT AGREEMENT, Page 2

by the Borrower or a Restricted Subsidiary to a Wholly–Owned Subsidiary, (ii) a disposition of assets held for resale in the ordinary course of business, (iii) the sale of Temporary Cash Investments in the ordinary course of business, (iv) the sale or other disposition of damaged, worn, unneeded or obsolete equipment in the ordinary course of business, (v) for purposes of Section 6.04 only, a disposition subject to Section 6.01, (vi) the sale of other assets so long as the fair market value of the assets disposed of pursuant to this clause (vi) does not exceed $2,000,000 in the aggregate in any fiscal year and $10,000,000 in the aggregate prior to July 1, 2017, (vii) any disposition of assets pursuant to and in accordance with the provisions of Section 6.06 and/or Section 6.11, (viii) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute Additional Assets or an Investment in a Permitted Joint Venture that in each case complies with Section 6.01 and (ix) sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP.

“Assignee” has the meaning assigned to such term in Section 9.04(b)(i).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with FAS 13) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

“Base Rate” means the rate of interest per annum quoted from time to time by Rabobank as its base rate in effect at its principal office in New York City; each change in the Base Rate shall be effective from and including the date such change is quoted as being effective.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means the Board of Directors of the Borrower or any committee thereof duly authorized to act on behalf of such Board of Directors with respect to the relevant matter.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, as of the date of determination, an amount equal to the sum, without duplication of (i) 80% of the net book value of the Borrower’s and its Restricted Subsidiaries’ accounts receivable at such date and (ii) 80% of the net book value of

CREDIT AGREEMENT, Page 3

the Borrower’s and its Restricted Subsidiaries’ inventories at such date. Net book value shall be determined in accordance with GAAP and shall be that reflected on the most recent available balance sheet (it being understood that the accounts receivable and inventories of an acquired business may be included if such acquisition has been completed on or prior to the date of determination).

“Borrowing Request” means a request by the Borrower for a Borrowing in substantially the form of Exhibit C hereto in accordance with Section 2.03.

“Business Day” means any day (i) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurodollar Borrowing, or to a notice by the Borrower with respect to any such Borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in deposits denominated in Dollars are carried out in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” of any Person means (i) with respect to any Person that is a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Common Stock or Preferred Stock, and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person but in each case excluding any debt securities convertible into such equity.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (ii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least “A–1” or the equivalent thereof by S&P or “P–1” or the equivalent thereof by Moody’s, (iii) repurchase obligations for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper rated “A–1” or the equivalent thereof by S&P or “P–1” or the equivalent thereof by Moody’s and in each case maturing within one year after the date of acquisition thereof, (v) investment funds investing 95% of their assets in securities of the type described in clauses (i)–(iv) above.

“Change in Control” means the occurrence of any of the following events:

(i) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the fair market value of the assets of the Borrower on a consolidated basis, in one transaction or a series of related transactions, to any Person or Persons other than the Borrower or one or more of its Restricted Subsidiaries;

(ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d–3 and 13d–5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire within one year), directly or indirectly, of more than 50% of the Voting Stock of the Borrower (or its successor by merger, consolidation or purchase of all or substantially all of its assets);

CREDIT AGREEMENT, Page 4

(iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

(iv) the adoption of a plan relating to the liquidation or dissolution of the Borrower.

“Change in Law” means (i) the adoption of any law, rule or regulation after the date of this Agreement, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (iii) compliance by any Lender (or, for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control Offer” has the meaning assigned to such term in Section 6.06(c).

“Change of Control Payment Date” has the meaning assigned to such term in Section 6.06(c)(iii).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan in the amount set forth on Schedule 2.01 of this Agreement. The amount of the Total Commitment is $200,000,000.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Effective Date, and includes, without limitation, all series and classes of such common stock.

“Compliance Certificate” means a certificate duly executed by a Financial Officer substantially in the form of Exhibit B

“Consolidated EBITDA” means, for any period, an amount equal to (i) the sum for such period of Consolidated Net Income and (ii) to the extent subtracted in determining such Consolidated Net Income, provisions for (a) taxes based on income, (b) Consolidated Interest Expense and (c) depreciation and amortization expense.

“Consolidated Interest Expense” means, for any period, the consolidated cash interest expense of the Borrower and its Restricted Subsidiaries (including deferred or accrued cash interest expense and the cash interest portion of all Capital Lease Obligations during such period). Notwithstanding the foregoing, Consolidated Interest Expense for any period will be adjusted, on a pro forma basis to take into account the effect of any Acquisition or Disposition during such period, as if such Acquisition or Disposition (and any related incurrence or prepayment of Indebtedness) had occurred on the first day of such period.

“Consolidated Net Income” means, for any period, the net income (or deficit) of the Borrower and its Restricted Subsidiaries; provided, however, that there shall be excluded from Consolidated Net Income (i) the income (or deficit) of any Person (other than a

CREDIT AGREEMENT, Page 5

consolidated Restricted Subsidiary) in which the Borrower has an ownership interest, except to the extent that any such income has been actually received by the Borrower in the form of dividends or similar distributions, (ii) the undistributed earnings of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions of such Restricted Subsidiary is restricted and (iii) any income or gain resulting from any write-up or revaluation of the assets of the Borrower or its Restricted Subsidiaries. Notwithstanding the foregoing, in determining Consolidated Net Income for any period, appropriate adjustments shall be made to take into account the effect of any Acquisition or Disposition during such period, as if such Acquisition or Disposition had occurred on the first day of such period.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Designated Non–cash Consideration” means the fair market value of non–cash consideration received by the Borrower or one of the Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non–cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Borrower, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non–cash Consideration.

“Disclosed Matters” means the presently pending actions, suits and proceedings and the presently existing environmental matters disclosed in Schedule 3.06.

“Disposition” means any transaction, or any series of related transactions, consummated after the date of this Agreement, by which the Borrower and/or any of its Restricted Subsidiaries (i) sells, transfers or otherwise disposes of any going business or all or substantially all of the assets of any Person, whether through sale, transfer or other disposition of assets, merger or otherwise, (ii) directly or indirectly sells, transfers or otherwise disposes of control of at least a majority (in number of votes) of the securities of a corporation that have ordinary voting power for the election of directors or (iii) directly or indirectly sells, transfers or otherwise disposes of control of at least a majority of the partner, member or other ownership interests of any Person that is not a corporation.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to 123 days after the Maturity Date; provided, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Maturity Date shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Sections 6.04 and 6.06 of this Agreement and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Borrower’s repayment of the Loans as are required to be repaid pursuant to Sections 6.04 and 6.06 of this Agreement.

“Dollars” or “$” refers to lawful money of the United States of America.

CREDIT AGREEMENT, Page 6

“Domestic Revolving Credit Facility” means the Credit Agreement dated as of August 19, 2005 among the Borrower, the subsidiary guarantors party thereto, the lenders party thereto, the co–documentation agents party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of a State of the United States of America or the District of Columbia.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval computer system for the receipt, acceptance, review and dissemination of documents submitted to the SEC in electronic format.

“Effective Date” has the meaning specified in Section 4.01.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the release or threatened release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (i) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

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“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Proceeds” has the meaning assigned to such term in Section 6.04(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.13(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.13(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next  1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next  1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, vice president of finance, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other nonfinancial obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or such other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep–well, to purchase assets, goods, securities or services, to take–or–pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of

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assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication): (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (v)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in final service or taking final delivery and title thereto or the completion of such services, (v) all Capitalized Lease Obligations and Attributable Debt of such Person, (vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock or, with respect to any Subsidiary of the Borrower, any Preferred Stock (but excluding, in each case, any accrued dividends), (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons, (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person and (ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

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“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in substantially the form of Exhibit D hereto in accordance with Section 2.05.

“Interest Payment Date” means (i) with respect to any ABR Loan, the last day of each March, June, September and December and (ii) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Borrower or its Restricted Subsidiaries) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.01, (i) “Investment” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith either by the Board of Directors or Senior Management.

“Investment Grade Status” with respect to the Borrower, shall occur when the senior unsecured Indebtedness of the Borrower receives a rating of “BBB–” or higher from S&P and a rating of “Baa3” or higher from Moody’s.

“Lenders” has the meaning assigned to such term in the preamble.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Bloomberg L.P. (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such

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Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in an amount equal to the relevant Borrowing in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Rabobank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof, any option or other agreement to sell, or any filing of, or any agreement to give any security interest).

“Loan Documents” means this Agreement and any promissory notes evidencing Loans hereunder.

“Loan” means an advance made by a Lender pursuant to Section 2.01.

“Material Adverse Effect” means a material adverse effect on (i) the Transactions, (ii) the business, assets, operations, property, prospects or condition, financial or otherwise, of the Borrower, taken as a whole, (iii) the ability of the Borrower, taken as a whole, to perform its payment obligations under this Agreement or the other Loan Documents or (iv) the rights of or benefits available to the Lenders under this Agreement or the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans), or Hedging Obligations, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Obligations at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Obligations were terminated at such time.

“Maturity Date” means August 29, 2011; provided, that if such date is not a Business Day the Maturity Date shall be the immediately preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non–cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including fees and expenses of counsel, accountants and investment bankers), and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in

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Subsidiaries or joint ventures as a result of such Asset Disposition, (iv) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Borrower or any Restricted Subsidiary after such Asset Disposition and (v) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Asset Disposition); provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Borrower or any Restricted Subsidiary.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non Recourse Indebtedness” means Indebtedness (i) as to which neither the Borrower nor any of its Restricted Subsidiaries (a) provides credit support pursuant to any undertaking, agreement or instrument that would constitute Indebtedness or (b) is directly or indirectly liable and (ii) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

Note Amount” has the meaning assigned to such term in Section 6.04(d)(i).

“Offer” has the meaning assigned to such term in Section 6.04(d)(i).

“Offer Amount” has the meaning assigned to such term in Section 6.04(f).

“Offer Period” has the meaning assigned to such term in Section 6.04(g).

“Officer” means any one of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, any Vice President, the Treasurer, the Secretary or the Controller of the Borrower.

“Officers’ Certificate” means a certificate signed by two or more Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Borrower or the Administrative Agent.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Loans.

“Pari Passu Offer” has the meaning assigned to such term in Section 6.04(d)(ii).

“Participant” has the meaning set forth in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

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“Permitted Holders” means Joseph W. Luter, III or any Person the majority of the equity interests of which is beneficially owned by Joseph W. Luter, III.

“Permitted Employee Payments” means Restricted Payments by the Borrower or any Restricted Subsidiary in respect of (i) the repurchase of Capital Stock by the Borrower or any Restricted Subsidiary from an employee of the Borrower or any Restricted Subsidiary or their assigns, estates or heirs upon the death, retirement or termination of such employee or (ii) loans or advances to employees of the Borrower or any of its Subsidiaries made in the ordinary course of business.

“Permitted Investment” means an Investment by the Borrower or any Restricted Subsidiary in (i) a Restricted Subsidiary, the Borrower or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business, (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Borrower or a Restricted Subsidiary; provided, however, that the primary business of such Person is a Related Business, (iii) Temporary Cash Investments, (iv) receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances, (v) securities received as consideration in Asset Dispositions made in compliance with Section 6.04 with the exception of securities received as consideration for Asset Dispositions of any property, plant, equipment or other facility closed and designated in accordance with clause (a)(ii) of Section 6.04, (vi) Investments in existence on the Effective Date (but not in excess of the amount of such Investments in existence on the Effective Date without giving effect to increases or decreases attributable to accounting for the net income of such Investments or subsequent changes in value), (vii) any Investment by the Borrower or a Wholly–Owned Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction; provided that any Investment in a Receivables Entity is in the form of a Purchase Money Note or an Equity Interest and (viii) additional Investments in a Related Business since the Effective Date having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (viii) since the Effective Date that are at that time outstanding, not to exceed 20% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Joint Venture” means any Person in which the Borrower or a Restricted Subsidiary owns, directly or indirectly, an ownership interest (other than a Subsidiary) and whose primary business is related, ancillary or complementary to any of the businesses of the Borrower and its Restricted Subsidiaries at the time of determination.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness and other obligations of the Borrower under the Revolving Credit Facility and related Interest Rate Agreements and liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Borrower under the Revolving Credit Facility permitted to be incurred under this Agreement in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $1,750,000,000 and (y) the Borrowing Base;

(2) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

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(3) Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non–payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under this Agreement, secured by a Lien on the same property securing such Hedging Obligation;

(8) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, assets or property acquired or constructed in the ordinary course of business, provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement and does not exceed the cost of the assets or property so acquired or constructed; and

(b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Borrower or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set–off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

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(b) such deposit account is not intended by the Borrower or any Restricted Subsidiary to provide collateral to the depository institution;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(13) Liens existing on the Effective Date (excluding Liens permitted under clause (1));

(14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(15) Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or a Wholly Owned Subsidiary (other than a Receivables Entity);

(17) Liens securing the Loans;

(18) Liens securing Indebtedness incurred after the Effective Date and any Refinancing Indebtedness relating thereto (excluding any Liens securing any other Indebtedness Incurred after the Effective Date permitted under other clauses hereof) in an aggregate principal amount at any one time outstanding not to exceed 20% of Total Assets;

(19) Liens securing Refinancing Indebtedness (other than Liens Incurred under clauses (1) and (18) above) incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder; and

(20) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

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“Platform” has the meaning assigned to such term in Section 9.01(d).

“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Prepayment Fee” has the meaning assigned to such term in Section 2.08.

“Public Bond Documents” means, collectively, the following instruments and agreements:

(i) the Indenture, dated as of October 23, 2001, among the Borrower and SunTrust Bank, as trustee, relating to the Borrower’s $300,000,000 8% Senior Notes due 2009;

(ii) the Indenture, dated as of May 21, 2003, among the Borrower and SunTrust Bank, as trustee, relating to the Borrower’s $350,000,000 7  3/4% Senior Notes due 2013;

(iii) the Indenture, dated as of August 4, 2004, among the Borrower and SunTrust Bank, as trustee, relating to the Borrower’s $600,000,000 7% Senior Notes due 2011;

(iv) the Indenture-Senior Debt Securities, dated as of June 1, 2007, among the Borrower and U.S. Bank National Association, as trustee;

(v) the First Supplemental Indenture, dated as of June 22, 2007, among the Borrower and U.S. Bank National Association, as trustee, relating to the Borrower’s $500,000,000 7.750% Senior Notes due 2017; and

(vi) the Second Supplemental Indenture dated July 8, 2008, among the Borrower and U.S. Bank National Association, as trustee, relating to the Borrower’s 4.00% Convertible Senior Notes due 2013.

“Purchase Date” has the meaning assigned to such term in Section 6.04(e).

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Borrower or any Subsidiary of the Borrower in connection with a Qualified Receivables Transaction to a Receivables Entity, which note shall be repaid from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (i) a Receivables Entity (in the case of a transfer by the Borrower or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the

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future) of the Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Qualified Stock” means any Capital Stock that is not Disqualified Stock.

“Rabobank” means Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch.

“Receivables Entity” means a Wholly–Owned Subsidiary of the Borrower (or another Person in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Borrower (as provided below) as a Receivables Entity, (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower or any Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Borrower nor any Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither the Borrower nor any Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Recourse Indebtedness” means Indebtedness that is not Non–Recourse Indebtedness.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinances”, and “refinanced” shall have a correlative meaning) any Indebtedness existing on the Effective Date or Incurred in compliance with this Agreement (including Indebtedness of the Borrower that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted by this Agreement) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced, (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus fees, underwriting discounts, premiums, unpaid accrued interest and other

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costs and expenses incurred in connection with such Refinancing Indebtedness and (iv) if the Indebtedness being refinanced is subordinated in right of payment to the Loans, such Refinancing Indebtedness is subordinated in right of payment to the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Borrower or (y) Indebtedness of the Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Related Business” means any business which is the same as or related, complementary or ancillary to any of the businesses of the Borrower and its Restricted Subsidiaries on the Effective Date.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders holding more than 50% of the total Loans or Commitments at such time.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment “ has the meaning assigned to such term in Section 6.01(a)(iv).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Facility” means, collectively, (i) the Domestic Revolving Facility and (ii) the Multicurrency Revolving Facility Agreement dated August 22, 2006 among the Borrower, Smithfield Capital Europe BV, the subsidiary guarantors party thereto, BNP Paribas and Société Generale Corporate & Investment Banking, as Arrangers, the lenders party thereto, and Société Generale as Agent and Security Agent and any amendments or supplements to either of them, and any replacements for either of them. The Credit Agreement dated as of August 19, 2005 replaced the Multi–Year Credit Agreement dated as of December 6, 2001 among the Borrower, the subsidiary guarantors party thereto, the Lenders party thereto and JPMorgan Chase Bank, as Administrative Agent.

“Sale/Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or such Restricted Subsidiary transfers such property to a Person and the Borrower or such Restricted Subsidiary leases it from such Person, other than leases between the Borrower and a Wholly–Owned Subsidiary or between Wholly–Owned Subsidiaries.

“S&P” means Standard & Poor’s Ratings Services.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Senior Management” means with respect to the Borrower or any of its Subsidiaries, as the case may be, any one of the Chairman of the Board, the Chief Executive Officer, the President and the Chief Operating Officer or any combination of the foregoing.

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“Senior Secured Notes” means collectively, the 7.89% Series I Senior Secured Notes due October 1, 2009 and the 8.44% Series K Senior Secured Notes due October 1, 2009, each issued pursuant to the Second Amended and Restated Note Purchase Agreement, dated as of October 29, 2004, among the Borrower and each of the several purchasers named therein.

“Solvent” means, when used with respect to the Borrower and its Subsidiaries, as of any date of determination, (i) the aggregate value of all properties of the Borrower and its Subsidiaries at their present fair saleable value (i.e., the amount which may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, regular market value to mean the amount which could be obtained for the property in question within such period by a capable and diligent business person from an interested buyer who is willing to purchase under ordinary selling conditions), exceeds the aggregate amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Borrower and its Subsidiaries, (ii) the Borrower and its Subsidiaries will not, on a consolidated basis, have an unreasonably small capital with which to conduct their business operations as contemplated to be conducted and (iii) the Borrower and its Subsidiaries will have, on a consolidated basis, sufficient cash flow to enable them to pay their debts as they mature.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower which are reasonably customary in an accounts receivable transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer, unless such contingency has occurred).

“Statutory Reserve Rate” means for any day (or for the Interest Period for any Eurodollar Borrowing), a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurodollar liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness of the Borrower (whether outstanding on the Effective Date or thereafter Incurred) which is subordinate or junior in right of payment to the Loans pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership or joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Successor Borrower” has the meaning assigned to such term in Section 6.11(a).

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“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Temporary Cash Investments” means any of the following: (i) any Investment in direct obligations (x) of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof or (y) of any foreign country recognized by the United States of America rated at least “A” by S&P or “A–1” by Moody’s, (ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250,000,000.00 (or the foreign currency equivalent thereof) and whose long–term debt is rated “A” by S&P or “A–1” by Moody’s, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of “P–1” (or higher) according to Moody’s or “A–1” (or higher) according to S&P, (v) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s and (vi) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250,000,000.00 (or the foreign currency equivalent thereof), or investments in money market funds complying with the risk limiting conditions of Rule 2a–7 (or any short–term successor rule) of the SEC, under the Investment Borrower Act of 1940, as amended.

“Total Commitment” means, at any time, the aggregate amount of the Commitments as in effect at such time.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the recent balance sheet of such Person.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” means the execution, delivery and performance by the Borrower of Loan Documents to which it is a party, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Borrower or any Restricted Subsidiary (except a Restricted Subsidiary which upon such designation becomes an Unrestricted Subsidiary in accordance with this Agreement); provided that (i) such designation would be

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permitted under Section 6.01, (ii) no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary (A) is Guaranteed by the Borrower or any Restricted Subsidiary, (B) is Recourse Indebtedness or (C) subjects any property or asset of the Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (iii) no default or event of default with respect to any Indebtedness of such Subsidiary would permit any holder of any Indebtedness of the Borrower or any Restricted Subsidiary to declare such Indebtedness of the Borrower or any Restricted Subsidiary due and payable prior to its maturity. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Borrower could Incur $1.00 of additional Indebtedness under Section 6.13(b) and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate that such designation complied with the foregoing provisions.

“Voting Participant” has the meaning assigned to such term in Section 9.04(c).

“Voting Participant Notification” has the meaning assigned to such term in Section 9.04(c).

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Wholly–Owned Subsidiary” means a Restricted Subsidiary, 80% or more of the Capital Stock of which (other than directors’ qualifying shares) is owned directly or indirectly by the Borrower

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan” or “ABR Loans”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing” or ABR Borrowing).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, replaced or otherwise modified (subject to any restrictions on such amendments, supplements, replacements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE LOANS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make an advance to the Borrower on the Effective Date in an aggregate principal amount equal to such Lender’s Commitment. The Commitments of the Lenders shall terminate on the Effective Date once the Loans are made hereunder or on August 31, 2008 if the Effective Date shall not have occurred by such date. Once repaid or prepaid, the Loans may not be reborrowed.

Section 2.02 Loans and Borrowings.

(a) Obligations Several. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make the Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types. Subject to Section 2.10, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type may be outstanding at the same time; provided, that there shall not at any time be more than a total of nine Eurodollar Borrowings outstanding.

(d) Certain Limits on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Loan.

(a) Notification to Administrative Agent. To request the Loans, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing and (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request and signed by the Borrower.

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(b) Content of Notification. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

(c) Notice by Administrative Agent to Lenders. Promptly following receipt of the Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d) Certain Presumptions. If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be an Eurodollar Borrowing with an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Section 2.04 Funding of Borrowings.

(a) Manner of Funding. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York, New York Time to an account most recently designated by the Administrative Agent for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent or by wire transfer, automated clearing house debit or interbank transfer to such other account, accounts or Persons designated by the Borrower in the Borrowing Request.

(b) Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.04 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) for the first three Business Days, (A) in the case of such

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Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (B) in the case of the Borrower, the Federal Funds Effective Rate and (ii) thereafter, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing herein shall limit the rights of the Borrower against any Lender that fails to make Loans hereunder and each Lender agrees that, to the extent that the Borrower was required to make any payments pursuant to this Section 2.04(b) on account of the failure by such Lender to make Loans hereunder, it shall promptly reimburse the Borrower for such amounts.

Section 2.05 Interest Elections.

(a) Interest Election Requests. The initial Borrowing shall initially be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in the Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05. Subject to the foregoing, the Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then (A) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing, and (B) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period therefor.

(b) Notification by Borrower. To make an election pursuant to this Section 2.05, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request and signed by the Borrower.

(c) Content of Notifications. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02: the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing); the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”. If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice by Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Certain Presumptions. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

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Section 2.06 Repayment of Loans; Evidence of Debt.

(a) Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Maintenance of Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) Maintenance of Accounts by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.06 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.07 Prepayment of Loans.

(a) Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to (i) prior notice in accordance with paragraph (b) of this Section 2.07; (ii) the payment of any Prepayment Fee due in accordance with Section 2.08; and (iii) the payment of any amounts due under Section 2.12 and provided that the aggregate principal amount of any prepayment that does not result in the prepayment of a Borrowing in full shall be in an integral multiple of $1,000,000.

(b) Notification of Prepayments. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall identify the Borrowing to be prepaid, the prepayment date and the principal amount of such Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable

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Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.09.

Section 2.08 Prepayment Fee. If Borrower voluntarily or pursuant to Section 6.04 or 6.06, prepays the Loans in full or in part prior to the second anniversary of the Effective Date or if the Loans are repaid in full or in part after being accelerated prior to the second anniversary of the Effective Date, Borrower shall pay to Administrative Agent, for benefit of Lenders, as liquidated damages and compensation for the costs of making funds available to Borrower under this Agreement, and not as a penalty, an amount determined by multiplying the percentage set forth below by the principal amount being prepaid or repaid: (i) Two percent (2%) if the prepayment or repayment is being made on or prior to the first anniversary of the Effective Date and (ii) One and one-half percent (1  1/2%) if the prepayment or repayment is being made after the first anniversary of the Effective Date but on or prior to the second anniversary of the Effective Date (the fees payable hereunder, herein the “Prepayment Fees”). The Prepayment Fees payable hereunder shall be paid on the date of the corresponding prepayment or repayment, in Dollars and immediately available funds, to the Administrative Agent for distribution to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.09 Interest.

(a) ABR Borrowings. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate.

(b) Eurodollar Borrowings. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus Three percent (3.00%).

(c) Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.09 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.09.

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.09 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate and Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

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Section 2.10 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the affected Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Borrowing, shall be ineffective and (ii) all such Borrowings (unless prepaid) shall be continued as, or converted to, an ABR Borrowing.

Section 2.11 Increased Costs.

(a) Change in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender in Dollars, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificate from Lenders, etc. A certificate of a Lender setting forth the amount or amounts, in Dollars, necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.11 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Retroactive Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required

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to compensate a Lender pursuant to this Section 2.11 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.12 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.15, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

Section 2.13 Taxes.

(a) Payment for Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Other Taxes. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

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(d) Receipts. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Exemptions. Upon becoming a party to this Agreement, each Foreign Lender represents and warrants to the Borrower that it is, on the date such Foreign Lender becomes a party hereto, entitled to complete exemption from withholding tax under the laws of the jurisdiction in which the Borrower is located, or under any treaty to which such jurisdiction is a party, for payments made to it by the Borrower hereunder. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) Refunds or Credits. If any Lender or the Administrative Agent (i) receives a refund from a taxation authority in respect of any Indemnified Taxes or Other Taxes with respect to which the Borrower has paid additional amounts hereunder or (ii) claims any credit or other tax benefit (such credit to include any increase in any foreign tax credit) with respect to any Taxes or Other Taxes for which it has been indemnified by the Borrower and with respect to which the Borrower has paid additional amounts hereunder which refund, credit or other tax benefit in the sole judgment of such Lender or the Administrative Agent is directly attributable to any such Indemnified Tax or Other Tax paid, such Lender or the Administrative Agent shall promptly pay over to the Borrower the amount of such refund, credit or other tax benefit (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower with respect to the Indemnified Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses (including any taxes on a refund or on interest received or credited) which such Lender or the Administrative Agent certifies that it has reasonably determined to have been incurred in connection with obtaining such refund, credit or other tax benefit; provided, however, that (i) the Borrower agrees to repay, upon the request of such Lender or the Administrative Agent, the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund or credit to such tax authority, (ii) such Lender or the Administrative Agent, as the case may be, shall have no obligation to cooperate with respect to any contest (or continue to cooperate with respect to any contest), or to seek or claim any refund, credit or other tax benefit if such Lender or the Administrative Agent determines that its interest would be materially adversely affected by so cooperating (or continuing to cooperate) or by seeking or claiming any such refund, credit or other tax benefit and (iii) the Borrower shall not have any right to examine the tax returns or other records of any Lender or the Administrative Agent or to obtain any information with respect thereto by reason of the provisions of this Section or any judgment or determination made by any Lender or the Administrative Agent pursuant to this Section.

Section 2.14 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Manner of Payment. The Borrower shall make each payment (including prepayment) required to be made by it hereunder and under the other Loan Documents (whether of principal, interest, fees or of amounts payable under Section 2.11, Section 2.12 or Section 2.13, or otherwise) prior to 12:00 noon, New York, New York time, on the date when due, in immediately

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available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent pursuant to the instructions provided by the Administrative Agent, except that payments pursuant to Section 2.11, Section 2.12, Section 2.13 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute, in like funds, any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b) Payments on Non-Business Days. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) the Borrowing of Loans from the Lenders under Section 2.01 hereof shall be made from the relevant Lenders pro rata according to the amounts of their respective Commitments; (ii) the conversion and continuation of Loans of a particular Type (other than conversions provided for by Section 2.10 hereof) shall be made pro rata among the Lenders according to the amounts of their Loans; (iii) each payment or prepayment of principal of Loans shall be made for account of the Lenders and each payment of the Prepayment Fee, pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the Lenders.

(d) Manner of Application if Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(e) Sharing of Payments. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or the other Loan Documents or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any

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Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(f) Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(g) Withholding by Administrative Agent of Certain Payments. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or Section 2.14(g), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.15 Mitigation Obligations; Replacement of Lenders.

(a) Change of Lending Office. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or Section 2.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action. Each of this Agreement and the other Loan Documents has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) are permitted by the Revolving Credit Facility, the Senior Secured Notes and the Public Bond Documents and will not otherwise violate or result in a default under any of the Public Bond Documents, the Revolving Credit Facility, any of the Senior Secured Notes or any other indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

Section 3.04 Financial Condition; No Material Adverse Change.

(a) Financial Statements. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet, statements of income, shareholders equity and cash flows and pro forma information as of and for the fiscal year ended April 27, 2008, reported on by Ernst & Young LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments.

(b) No Material Adverse Change. Since April 27, 2008, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c) No Material Undisclosed Liabilities. The Borrower does not have on the date of this Agreement any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material, except as referred to or reflected in the balance sheets as at April 27, 2008.

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Section 3.05 Properties.

(a) Title to Properties. Each of the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Intellectual Property. Each of the Borrower and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters.

(a) Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which an adverse determination is reasonably likely and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, the other Loan Documents or the Transactions.

(b) Environmental Matters. Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Disclosed Matters. Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect. As of the Effective Date the Borrower does not believe that the Disclosed Matters individually or in the aggregate are reasonably likely to have a Material Adverse Effect.

Section 3.07 Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 3.08 Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are

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being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87), individually and in the aggregate, did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan or Plans by an amount which could reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Disclosure. The Borrower and its Subsidiaries have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which they are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.12 Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of “buying” or “carrying” “margin stock” within the meaning of each of the quoted terms under Regulation U as now and from time to time hereafter in effect, and no part of the proceeds of any extension of credit hereunder will be used to “buy” or “carry” any “margin stock”.

Section 3.13 Material Agreements and Liens.

(a) Indebtedness. Part A of Schedule 3.13 hereto is a complete and correct list, as of the Effective Date, of each credit agreement, loan agreement, indenture, note purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Subsidiaries the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $20,000,000 and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said Schedule 3.13.

(b) Liens. Part B of Schedule 3.13 hereto is a complete and correct list, as of the Effective Date, of each Lien securing Indebtedness described in Part A of Schedule 3.13 of any Person covering any property of the Borrower or any of its Subsidiaries, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of said Schedule 3.13.

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Section 3.14 Subsidiaries, etc.

(a) Subsidiaries. Set forth in Part A of Schedule 3.14 hereto is a complete and correct list, as of the Effective Date, of all of the Subsidiaries of the Borrower, together with, for each Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary, (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests and (iv) whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary. Except as disclosed in Part A of Schedule 3.14 hereto, (x) each of the Borrower and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of Schedule 3.14 hereto, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Interests with respect to such Person.

(b) Investments. Set forth in Part B of Schedule 3.14 hereto is a complete and correct list, as of the Effective Date, of all Investments (other than Investments disclosed in Part A of said Schedule 3.14 hereto) held by the Borrower or any of its Subsidiaries in Person and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Part B of Schedule 3.14 hereto, each of the Borrower and its Subsidiaries owns, free and clear of all Liens, all such Investments.

Section 3.15 Solvency. On and as of the Effective Date, immediately prior to and after consummation of the Transactions and after giving effect to all Loans and other obligations and liabilities being incurred on such date in connection therewith, and on the date of each subsequent Loan or other extension of credit hereunder and after giving effect to application of the proceeds thereof in accordance with the terms of the Loan Documents, the Borrower and its Subsidiaries, taken as a whole, are, and the Borrower, individually, is, and will be, Solvent.

Section 3.16 Labor Matters. On and as of the Effective Date, there are no material strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened, which could reasonably be expected to result in a Material Adverse Effect.

ARTICLE IV

CONDITIONS

Section 4.01 Effective Date. The obligation of the Lenders to make Loans shall not become effective until the date (the “Effective Date”), on which each of the following conditions is satisfied (or waived in accordance with Section 9.02); provided, that such effectiveness shall in any event occur on or before August 31, 2008):

(a) Execution of Agreement. The Administrative Agent (or its counsel) shall have received from the Borrower and each Lender either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Corporate Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement, the other Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

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(c) Borrowing Request. The Administrative Agent shall have received a Borrowing Request, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower.

(d) Opinion of Counsel to The Borrower. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel for the Borrower, addressing the matters relating to the Borrower set forth in Sections 3.01, 3.02, 3.03, 3.06 and 3.08 and covering such other matters relating to the Borrower, this Agreement, the other Loan Documents or the Transactions as the Required Lenders shall reasonably request (and the Borrower hereby requests such counsel to deliver such opinion).

(e) Fees, etc. The Administrative Agent shall have received reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f) Approvals. All governmental and third party approvals necessary, or as reasonably determined by the Administrative Agent and the Borrower, advisable in connection with the Transactions shall have been obtained and be in full force and effect.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) Annual Audited Financial Statements. On or before the date such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each fiscal year of the Borrower), the following:

(i) the audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the corresponding consolidated figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like modification, qualification or exception and without any modification, qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (excluding copies of any such financial statements that are publicly available from the SEC on EDGAR, so long as a notification has been sent to the Administrative Agent within two days after such financial statements become publicly available, stating that such financial statements have been filed with the SEC and are publicly available on EDGAR), and

(ii) the unaudited consolidated balance sheet and related statements of operations and cash flows of the Borrower and its Restricted Subsidiaries as of the end of and for such year, certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

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(b) Quarterly Financial Statements. On or before the date such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower), the unaudited consolidated balance sheet and related statements of operations and cash flows of the Borrower and its Subsidiaries (and, separately stated, of the Borrower and its Restricted Subsidiaries without comparative data) as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year certified by one of its Financial Officers and presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries (and of the Borrower and its Restricted Subsidiaries, as the case may be) on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes (excluding copies of any such financial statements that are publicly available from the SEC on EDGAR, so long as a notification has been sent to the Administrative Agent within two days after such financial statements become publicly available, stating that such financial statements have been filed with the SEC and are publicly available on EDGAR);

(c) Compliance Statements. Concurrently with any delivery of financial statements under clause (a) or (b) above, (i) a certificate of a Financial Officer of the Borrower certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance with Section 6.13(a) as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

(d) Accountant No Default Certificate. Concurrently with any delivery of financial statements under clause (a) above, to the extent not available in the Borrower’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, in either case filed with the SEC, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) Other Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed (excluding copies of any reports, statements or other materials that are publicly available from the SEC on EDGAR, so long as a notification has been sent to the Administrative Agent within two days after such reports, statements or other materials become publicly available, stating that such reports, statements and/or other materials have been filed with the SEC and are publicly available on EDGAR) by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f) Other Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

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(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. Subject to Section 6.06, the Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and that of each Restricted Subsidiary and the corporate rights (charter and statutory) licenses and franchises of the Borrower and each Restricted Subsidiary; provided, however, that the Borrower shall not be required to preserve any such existence (except the Borrower), right, license or franchise if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and each of its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Lenders.

Section 5.04 Payment of Obligations. The Borrower will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon the Borrower or any Subsidiary or upon the income, profits or property of the Borrower or any Subsidiary and (ii) all lawful claims for labor, materials and supplies, which, if unpaid, might by law become a material liability or lien upon the property of the Borrower or any Restricted Subsidiary; provided, however, that the Borrower shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Borrower) are being maintained in accordance with GAAP.

Section 5.05 Maintenance of Properties. The Borrower will cause all material properties owned by the Borrower or any Restricted Subsidiary or used or held for use in the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in normal condition, repair and working order and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section shall prevent the Borrower or any of its Restricted Subsidiaries from discontinuing the maintenance of any of such properties if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of any Restricted Subsidiary and not adverse in any material respect to the Lenders.

Section 5.06 Insurance. To the extent available at commercially reasonable rates, the Borrower will maintain, and will cause its Restricted Subsidiaries to maintain, insurance with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self–insured amounts and co–insurance provisions, as are customarily carried by similar businesses, of similar size in their country of organization, including professional and general liability, property and casualty loss, workers’ compensation

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and interruption of business insurance. In the event the Borrower determines that insurance satisfying the first sentence of this Section 5.06 is not available at commercially reasonable rates, it shall provide an Officers’ Certificate to such effect to the Administrative Agent and the Administrative Agent may conclusively rely on the determinations set forth therein.

Section 5.07 Compliance with Laws. The Borrower shall comply, and shall cause each of its Restricted Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of any governmental regulatory authority, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliances as would not in the aggregate have a Material Adverse Effect.

Section 5.08 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.09 Use of Proceeds. The proceeds of the Loans hereunder will be used to refinance existing indebtedness owed to Rabobank and for other general corporate purposes of the Borrower and its Restricted Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

ARTICLE VI

NEGATIVE COVENANTS

Until the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Limitation on Restricted Payments.

(a) Restricted Payments. The Borrower will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Borrower) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Borrower or any of its Subsidiaries (and, if such Subsidiary is not directly or indirectly owned 100% by the Borrower, to its other stockholders on a pro rata basis),

(ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Borrower or any Restricted Subsidiary held by Persons other than the Borrower or any of its Subsidiaries,

(iii) purchase, repurchase, redeem, prepay interest, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition) or

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(iv) make any Restricted Investment in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment referred to in clauses (i) through (iv) being herein referred to as a “Restricted Payment”), if at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default shall have occurred and be continuing (or would result therefrom);

(B) the Borrower could not Incur at least an additional $1.00 of Indebtedness under Section 6.13(b); or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Borrower’s Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Borrower’s Board of Directors) declared or made subsequent to August 4, 2004 would exceed the sum of:

(I) $300,000,000.00;

(II) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) commencing on the Effective Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (but in no event ending more than 135 days prior to the date of such Restricted Payment) (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

(III) the aggregate Net Cash Proceeds received by the Borrower from the issuance or sale of its Capital Stock (other than Disqualified Stock) or other cash capital contributions subsequent to August 4, 2004 (other than an issuance or sale to a Subsidiary of the Borrower and other than an issuance or sale to an employee stock ownership plan or other trust established by the Borrower or any of its Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Indebtedness of such plan or trust and for which the Borrower or any Restricted Subsidiary is the lender or is liable as guarantor or otherwise);

(IV) the fair market value (as determined in good faith by the Board of Directors of the Borrower) of shares of Qualified Stock of the Borrower issued to acquire Additional Assets from a third party;

(V) the sum of (i) the amount by which Indebtedness of the Borrower is reduced on the Borrower’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Borrower) subsequent to August 4, 2004, of any Indebtedness of the Borrower or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Borrower (less the amount of any cash or other property (other than Capital Stock) distributed by the Borrower upon such conversion or exchange) and (ii) the aggregate Net Cash Proceeds received by the Borrower (less any contingent amounts that the Borrower may be required to refund or return) upon the conversion or exchange (other than by a Subsidiary of the Borrower) subsequent to August 4, 2004 of any Indebtedness of the Borrower or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock);

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(VI) the amount equal to the net reduction in Investments since the Effective Date in Unrestricted Subsidiaries resulting from (i) repayments of loans or advances or other transfers of assets to the Borrower or any Restricted Subsidiary from Unrestricted Subsidiaries or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was treated as a Restricted Payment (and, with respect to clauses (i) and (ii), without duplication of any amounts included in Consolidated Net Income); and

(VII) to the extent that any Restricted Investment that was made after August 4, 2004 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the net proceeds of such sale, liquidation or repayment and (B) the net book value of such Restricted Investment.

(b) Additional Permissions. So long as there is no Default or Event of Default continuing, the provisions of the foregoing paragraph (a) will not prohibit:

(i) any purchase, defeasance or redemption of Capital Stock or Subordinated Indebtedness of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Borrower or an employee stock ownership plan or other trust established by the Borrower or any of its Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Indebtedness by such plan or trust and for which the Borrower or any Restricted Subsidiary is the lender or is liable as a guarantor or otherwise); provided, however, that (A) such purchase, defeasance or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale of Capital Stock shall be excluded in calculations under clause (C)(III) of Section 6.01(a);

(ii) any purchase, defeasance or redemption of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness of the Borrower that is Refinancing Indebtedness; provided, however, that (A) such Indebtedness is subordinated to the Loans at least to the same extent as such Subordinated Indebtedness so purchased or redeemed and (B) such purchase, defeasance or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments;

(iii) the repurchase, redemption or other acquisition or retirement for value of Subordinated Indebtedness of the Borrower or of any of its Restricted Subsidiaries pursuant to a “change of control” or “asset sale” covenant set forth in the indenture pursuant to which the same is issued and such “change of control” and “asset sale” covenants are substantially identical in all material respects to the comparable provisions included herein; provided that such repurchase, redemption or other acquisition or retirement for value shall only be permitted if all of the terms and conditions in such provisions have been complied with and such repurchases, redemptions or other acquisitions or retirements for value are made in accordance with such indenture pursuant to which the same is issued and provided further that the Borrower has repaid the Loans required to be repaid by the Borrower pursuant to the terms and conditions described in Section 6.04 or 6.06, as the case may be, prior to the repurchase, redemption or other acquisition or retirement for value of such Subordinated Indebtedness pursuant to the “change of control” or “asset sale” covenant included in such indenture; provided that such repurchase, redemption or other acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments;

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(iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the requirements of Section 6.01(a); provided, however, that such dividend shall be included in subsequent calculations of the amount of Restricted Payments;

(v) any repurchase of an Equity Interest deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; provided that such repurchases shall be excluded in subsequent calculations of the amount of Restricted Payments; or

(vi) Permitted Employee Payments in an aggregate amount not in excess of $5,000,000.00 since August 4, 2004; provided, however, that such payments shall be included in the calculation of Restricted Payments.

Section 6.02 Limitation on Sale/Leaseback Transactions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless: (i) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the fair market value (as determined by two Officers of the Borrower and set forth in an Officers’ Certificate delivered to the Administrative Agent) of the property subject to such transaction; (ii) immediately after giving effect to such transaction, the Borrower or such Restricted Subsidiary could have Incurred an additional $1.00 of Indebtedness under Section 6.13(b); (iii) the Borrower or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction without securing the Loans pursuant to Section 6.08; and (iv) the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions described in Section 6.04 (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.

Section 6.03 Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Borrower or any other Restricted Subsidiary,

(b) make any loans or advances to the Borrower or any other Restricted Subsidiary or

(c) transfer any of its property or assets to the Borrower or any other Restricted Subsidiary;

except:

(i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Effective Date, including pursuant to this Agreement, the Senior Secured Notes and the Revolving Credit Facility;

(ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Borrower (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Borrower) and outstanding on such date;

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(iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in the preceding clauses (i) or (ii) or this clause (iii) or contained in any amendment to an agreement referred to in the preceding clauses (i) or (ii) or this clause (iii); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no less favorable to the Lenders taken as a whole, than the original encumbrances and restrictions contained in such agreements;

(iv) in the case of clause (c) of this Section 6.03, any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (C) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such security agreements and (D) ordinary course provisions restricting the assignability of contracts;

(v) any restriction with respect to the Borrower or a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of the Borrower or such Restricted Subsidiary pending the closing of such sale or disposition;

(vi) restrictions created in connection with a Qualified Receivables Transaction that, in the good faith determination of the Board of Directors, are necessary to effect such Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity; and

(vii) any restriction by operation of applicable law.

Section 6.04 Limitation on Sales of Assets.

(a) Limit on Asset Dispositions. The Borrower will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(i) the Borrower or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition (as determined in good faith by the management of the Borrower, or if such Asset Disposition involves consideration in excess of $20,000,000.00, by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Administrative Agent),

(ii) at least 75% of the consideration thereof received by the Borrower or such Restricted Subsidiary is in the form of cash and/or Cash Equivalents (except such requirement of cash and/or Cash Equivalents shall not apply to any property, plant, equipment or other facility closed and designated as unused, idle or obsolete by either Senior Management or by resolution of the Board of Directors, and in either case set forth in an Officers’ Certificate delivered to the Administrative Agent) and

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(iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Borrower (or such Restricted Subsidiary, as the case may be) as follows:

(A) first, to the extent the Borrower or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Indebtedness (other than Disqualified Stock or Subordinated Indebtedness) (and to correspondingly reduce commitments with respect thereto) within 365 days after the date of such Asset Disposition;

(B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Borrower or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Borrower or another Restricted Subsidiary) within 365 days from the date of such Asset Disposition; provided, that, at the option of the Borrower, to the extent that the Borrower or such Restricted Subsidiary has (x) at or before the consummation of an acquisition of Additional Assets, announced its intention to make an Asset Disposition in connection with such acquisition (an “Announced Asset Disposition”) and (y) consummated such acquisition of Additional Assets during the period 6 months prior to the consummation of the Announced Asset Disposition, then the Borrower or such Restricted Subsidiary may deem the Net Available Cash from such Announced Asset Disposition to be reinvested for purposes of determining compliance with this clause (B) to the extent of the investment in such Additional Assets;

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to purchase Loans and Pari Passu Indebtedness (including, without limitation, the 2004 Senior Notes, the 2003 Senior Notes, the 2001 Senior Notes and the 2007 Senior Notes) with similar asset sale provisions, pro rata at 100% of the tendered principal amount thereof (or 100% of the accreted value of such other Pari Passu Indebtedness so tendered, if such Pari Passu Indebtedness was offered at a discount) plus accrued and unpaid interest, if any, thereon to the purchase date, any Prepayment Fee and any other amounts due under Section 2.12; and

(D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) above, to fund (to the extent consistent with any other applicable provision of this Agreement) any corporate purpose; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Borrower or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this Section 6.04, the Borrower and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not yet applied in accordance with this Section 6.04 at any time exceeds $10,000,000.00.

(b) Items Deemed Cash. For the purposes of this Section 6.04, the following will be deemed to be cash: (x) the assumption of Indebtedness of the Borrower (other than Disqualified Stock or Subordinated Indebtedness of the Borrower) or any Restricted Subsidiary and the release of the Borrower or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Borrower or any Restricted Subsidiary from the transferee that are converted within 30 days by the Borrower or such Restricted Subsidiary into cash and (z) any Designated Non–cash Consideration received by the Borrower or any of the Restricted Subsidiaries in such Asset Disposition having an aggregate fair market value (as determined in good faith by the Senior Management, or if such Asset Disposition involves consideration in excess of $20,000,000.00, by a

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resolution of the Board of Directors), taken together with all other Designated Non–cash Consideration pursuant to this clause (z) that is at that time outstanding, not to exceed 2.5% of Total Assets at the time of the receipt of such Designated Non–cash Consideration (with the fair market value of each item of Designated Non–cash Consideration being measured at the time received and without giving effect to subsequent changes in value). Upon the completion of the application of the Net Available Cash from any Asset Disposition pursuant to paragraph (a), the amount of Net Available Cash attributable to such Asset Disposition shall be deemed to be zero.

(c) Binding Commitments to Purchase. In the case of clause (B) above, a binding commitment shall be treated as a permitted application of the Net Available Cash from the date of such commitment; provided that (A) such Net Available Cash is applied to acquire Additional Assets within 540 days of the Asset Disposition and (B) in the event such binding commitment is later canceled or terminated for any reason before such Net Available Cash is so applied, the Borrower or such Restricted Subsidiary may satisfy its obligations as to any Net Available Cash by entering into another binding commitment within 90 days of such cancellation or termination of the prior binding commitment or termination of the prior binding commitment and applying the Net Available Cash within 180 days of such subsequent binding commitment; provided further that the Borrower or such Restricted Subsidiary may only enter into such a commitment under the foregoing provision one time with respect to each Asset Disposition.

(d) Application to the Loan; Offer to Purchase. In the event of an Asset Disposition that requires the repayment of the Loans pursuant to Section 6.04(a)(iii)(C), the Borrower will be required to apply such Excess Proceeds (as defined below) to the repayment of the Loans and any other Pari Passu Indebtedness (including, without limitation, the 2004 Senior Notes, the 2003 Senior Notes, the 2001 Senior Notes and the 2007 Senior Notes) outstanding with similar provisions requiring the Borrower to make an offer to purchase or repay such Indebtedness with the proceeds from any Asset Disposition as follows:

(i) the Borrower will make an offer to purchase (an “Offer”) within ten days of such time from all the Lenders in accordance with the procedures set forth in this Agreement in the maximum principal amount (expressed as a multiple of $1,000) of the Loans that may be purchased or repaid out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Loans and the denominator of which is the sum of the outstanding principal amount of the Loans and such Pari Passu Indebtedness and

(ii) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Borrower will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a “Pari Passu Offer”) in an amount equal to the excess of the Excess Proceeds over the Note Amount at a purchase price of 100% of their principal amount plus accrued and unpaid interest (or 100% of the accreted value of such Pari Passu Indebtedness, if such Pari Passu Indebtedness was offered at a discount) to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Agreement with respect to the Offer and in the documentation governing such Pari Passu Indebtedness with respect to the Pari Passu Offer.

If the aggregate amount repaid in respect of the Loans and the Pari Passu Indebtedness pursuant to the Offer and Pari Passu Offer is less than the Excess Proceeds, the remaining Excess Proceeds will be available to the Borrower for use in accordance with Section 6.04(a)(iii)(D) above. The Borrower shall not be required to make an Offer pursuant to this Section 6.04 if the Net Available Cash available therefor (after application of the proceeds as provided in Section 6.04(a)(iii)(A) and (a)(iii)(B) above) (“Excess Proceeds”) is less than $10,000,000.00 (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

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(e) Distribution of Notice of the Offer. Promptly, and in any event within 10 days after the Borrower is required to make an Offer, the Borrower will deliver to the Administrative Agent and send, by first–class mail to each Lender, a written notice stating that the Lender may elect to have its Loans repaid by the Borrower either in whole or in part (subject to prorating as hereinafter described in the event the Offer is oversubscribed). The notice shall specify a purchase date not less than 30 days nor more than 60 days after the date of such notice (the “Purchase Date”).

(f) Officer’s Certificate. Not later than the date upon which such written notice of an Offer is delivered to the Administrative Agent and Lenders, the Borrower will deliver to the Administrative Agent an Officers’ Certificate setting forth (A) the amount of the Offer (the “Offer Amount”), (B) the allocation of the Net Available Cash from the Asset Dispositions as a result of which such Offer is being made and (C) the compliance of such allocation with the provisions of Section 6.04(a). The Administrative Agent shall, on the Purchase Date, mail or deliver payment to each tendering Lender to the extent such funds are available to the Administrative Agent.

(g) Lender Withdrawal of Offer. Each Lender will be entitled to withdraw its election if the Administrative Agent or the Borrower receives, not later than one Business Day prior to the expiration of the period (the “Offer Period”) for which the Offer remains open, a facsimile transmission or overnight mail from such Lender setting forth the name of such Lender and a statement that such Lender is withdrawing his election to have such Loans repaid. If at the expiration of the Offer Period the aggregate principal amount of Loans exceeds the Offer Amount, the Borrower shall select the Loans to be repaid on a pro rata basis.

Section 6.05 Limitation on Transactions with Affiliates.

(a) Limitation. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of transactions (including the purchase, sale, lease or exchange of any property or assets or the rendering of any service or the making of any Investment) with any Affiliate of the Borrower (an “Affiliate Transaction”) on terms: (i) that are less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s–length dealings with a Person who is not an Affiliate and (ii) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $10,000,000.00, are not in writing and have not been approved or negotiated and entered into on behalf of the Borrower or such Restricted Subsidiary by Senior Management acting pursuant to authorizing resolutions adopted by a majority of the members of the Board of Directors or by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (i) above). Any Affiliate Transaction involving aggregate payments or other transfers by the Borrower and its Restricted Subsidiaries in excess of $20,000,000.00 will also require an opinion from an independent investment banking firm or appraiser, as appropriate, of national prominence, to the effect that the terms of such transaction are either (i) no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s–length dealings with a Person who is not an Affiliate or (ii) fair to the Borrower or such Restricted Subsidiary, as the case may be, from a financial point of view.

(b) Additional Permissions. The provisions of Section 6.05(a) shall not prohibit: (i) any Restricted Payment or Permitted Investment permitted to be paid pursuant to Section 6.01, (ii) the performance of the Borrower’s or Restricted Subsidiary’s

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obligations under any collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (iii) payment of reasonable fees and compensation to employees, officers or directors as determined in good faith by the Borrower’s Board of Directors or Senior Management (including indemnification to the fullest extent permitted by applicable law, directors’ and officers’ insurance and similar arrangements, employment contracts, noncompetition and confidentiality agreements and similar instruments or payments) entered into in the ordinary course of business, (iv) maintenance in the ordinary course of business of reasonable benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, SERPs, split–dollar life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans as determined in good faith by the Borrower’s Board of Directors or Senior Management, (v) any transaction between the Borrower and a Wholly–Owned Subsidiary or between Wholly–Owned Subsidiaries, (vi) transactions effected as part of a Qualified Receivables Transaction, (vii) any issuance by the Borrower of Capital Stock (other than Disqualified Stock) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans to the extent reasonable, as determined in good faith by the Borrower’s Board of Directors in the ordinary course of business, and loans or advances to employees in the ordinary course of business of the Borrower or its Restricted Subsidiaries consistent with past practices, (viii) transactions with customers, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower or the Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated third party, in the reasonable determination of the Board of Directors of the Borrower or the Senior Management thereof, and (ix) any agreement as in effect on the Effective Date or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect).

Section 6.06 Change of Control.

(a) Require Repayment. Upon the occurrence of a Change of Control, each Lender shall have the right to require the Borrower to repay all or any part of such Lender’s Loans in cash, plus accrued and unpaid interest on the amount repaid, to the date of repayment, any Prepayment Fee then due and any amount due under Section 2.12, if any; provided, however, that notwithstanding the foregoing, the Borrower shall not be obligated to repay the Loans pursuant to this Section 6.06 to the extent that the Borrower has exercised its right to repay the Loans pursuant to the terms of Section 2.07(a).

(b) Repayment of Other Indebtedness. In the event that at the time of such Change of Control the terms of any Indebtedness restrict or prohibit the repayment of the Loans, prior to the mailing of the notice to Lenders provided for in Section 6.06(c) but in any event within 30 days following any Change of Control, the Borrower shall either (i) repay in full all such Indebtedness or offer to repay in full all such Indebtedness and repay the Indebtedness of each Lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Indebtedness to permit the repayment of the Loans as provided for in Section 6.06(c). The Borrower will first comply with the preceding sentence of this Section 6.06(b) before the Borrower will be required to make the Change of Control Offer or to repay the Loans pursuant to this Section 6.06; provided, that compliance with this clause (b) will not extend the time periods set forth in Section 6.06(c) for the Borrower to make an offer to repay the Loans in connection with a Change of Control.

(c) Change of Control Offer. Subject to the provisions of Section 6.06(b), within 30 days following any Change of Control, the Borrower shall mail a notice (the “Change of Control Offer”) to each Lender with a copy to the Administrative Agent stating:

(i) that a Change of Control has occurred and that such Lender has the right to require the Borrower to repay such Lender’s Loans in cash with accrued and unpaid interest, if any, to the date of repayment on the principal amount repaid, together with any Prepayment Fee due with respect thereto and other amounts due under Section 2.12;

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(ii) the circumstances and relevant facts and financial information regarding such Change of Control; and

(iii) the repayment date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”).

(d) Withdrawal of Acceptance. Each Lender will be entitled to withdraw its election if the Borrower receives, not later than one Business Day prior to the repayment date, a telegram, telex, facsimile transmission or letter from such Lender setting forth the name of such Lender and a statement that such Lender is withdrawing his election to have its Loans repaid. The Borrower will advise the Administrative Agent of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(e) Payment. On or before the Change of Control Payment Date, the Borrower shall: (i) accept for repayment the Loans or portions thereof offered pursuant to the Change of Control Offer, and (ii) deposit with the Administrative Agent money sufficient to pay the amount of the Loans to be repaid together with the accrued and unpaid interest, if any, to the date of repayment on the principal amount repaid, any Prepayment Fee due with respect thereto and other amounts due under Section 2.12.

Section 6.07 Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Borrower (i) will not, and will not permit any Restricted Subsidiary to, transfer, convey, lease, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary to any Person (other than to the Borrower or a Wholly–Owned Subsidiary) and (ii) will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of its Capital Stock (other than directors’ qualifying shares) to any Person (other than to the Borrower or a Wholly–Owned Subsidiary); provided, however, that (i) the Borrower is permitted to sell all the Capital Stock of a Restricted Subsidiary as long as the Borrower is in compliance with the terms of Section 6.04 and (ii) the Borrower is permitted to sell less than all of the Capital Stock of a Restricted Subsidiary if (A) immediately after giving effect to such sale such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such sale would have been permitted to be made under Section 6.01 if made on the date of such issuance or sale and (B) the Borrower is in compliance with the terms of Section 6.04.

Section 6.08 Limitation on Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness on any asset or property of the Borrower or such Restricted Subsidiary, including any Guarantee of such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Loans are equally and ratably secured with the obligations so secured (or senior to, in the event the Lien relates to Subordinated Indebtedness) or until such time as such obligations are no longer secured by a Lien. Notwithstanding the foregoing, Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity incurred in connection with a Qualified Receivables Transaction will not require such equal and ratable security.

Section 6.09 Limitation on Lines of Business. The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

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Section 6.10 Effectiveness of Covenants. The covenants described in Sections 6.01, 6.03, 6.04, 6.05, 6.07 and 6.09 will no longer be in effect upon the Borrower reaching Investment Grade Status.

Section 6.11 When Borrower May Merge or Otherwise Dispose of Assets. The Borrower will not, in a single transaction or series of related transactions, consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of all or substantially all its assets to, any Person nor permit any Person to merge with or into the Borrower, unless:

(a) the resulting, surviving or transferee Person (the “Successor Borrower”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Borrower (if not the Borrower) will expressly assume, by an assumption agreement, executed and delivered to the Administrative Agent, in form satisfactory to the Administrative Agent, all the obligations of the Borrower under this Agreement;

(b) immediately before and after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Borrower or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Borrower or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

(c) immediately after giving effect to such transaction, the Successor Borrower would be able to Incur an additional $1.00 of Indebtedness under Section 6.13(b); and

(d) the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Agreement.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Borrower, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Borrower, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.

The Successor Borrower shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement, but the predecessor Borrower in the case of a conveyance, transfer, lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Loans contemplated hereby. Solely for the purpose of computing amounts described in clause (C)(II) of Section 6.01(a), the Successor Borrower shall only be deemed to have succeeded and be substituted for the Borrower with respect to periods subsequent to the effective time of such merger, consolidation, combination or transfer of assets.

Notwithstanding clauses (b) and (c) of the first sentence of this Section 6.11: (1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower and (2) the Borrower may merge with an Affiliate incorporated solely for the purpose of reincorporating the Borrower in another jurisdiction to realize tax or other benefits.

Section 6.12 Fiscal Periods. If the Borrower changes the manner of determining the last day of its fiscal year or the last days of the first three fiscal quarters in each of its fiscal years, the parties hereto shall negotiate in good faith to agree to modify any financial calculations and determinations hereunder to reflect their original intent in light of such changes, and if they fail so to agree all such financial calculations determinations hereunder shall continue to be made as if such change had not occurred.

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Section 6.13 Consolidated Interest Coverage Ratio.

(a) Maintenance Test. The Borrower will not permit the ratio of Consolidated EBITDA to Consolidated Interest Expense as calculated as of the end of each fiscal quarter for the period of four fiscal quarters then ended to be less than the Required Ratio. The term “Required Ratio” means as of any four fiscal quarter period ended (i) on or prior to April 26, 2009, 1.75 to 1.00 and (ii) for any period ended thereafter, 2.75 to 1.00; provided that if after the date hereof there is a change in the minimum Consolidated EBITDA to Consolidated Interest Expense ratio set forth in the Domestic Revolving Credit Facility as it applies to a four fiscal quarter period and Rabobank is a party to the Domestic Revolving Credit Facility, then the Required Ratio for purposes of this Agreement and such four fiscal quarter period shall be the ratio as set forth in the Domestic Revolving Credit Facility minus 0.25.

(b) Pro Forma Calculation. Notwithstanding the fact that neither Section 6.13(a) above nor any other provision of this Agreement imposes any test for the incurrence of Indebtedness, in the event of a transaction giving rise to the need to calculate whether $1.00 of additional Indebtedness could be incurred under this Section 6.13(b), the Borrower shall be deemed to be subject to an incurrence test and to be able to incur $1.00 of additional Indebtedness if the ratio of Consolidated EBITDA to Consolidated Interest Expense is less than the Required Ratio as calculated:

(i) as of the end of the most recently ended fiscal quarter prior to the date of calculation for the period of four fiscal quarters then ended;

(ii) after giving effect on a pro forma basis to such transaction and any Indebtedness incurred or to be Incurred in connection therewith as if such transaction occurred and such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period.

For purposes of this clause (b), whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

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(c) any representation, warranty or certification made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to the existence of the Borrower) or Section 5.08 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 60 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (It is understood that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Restricted Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due; or

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(k) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon, any applicable Prepayment Fee and all other fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, any applicable Prepayment Fee and all other fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.01 Appointment. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

Section 8.02 Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 8.03 Limitation of Duties and Immunities. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or

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percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04 Event of Default; Direction of the Required Lenders. The Administrative Agent shall take such action (subject to Section 9.02(b) hereof and subject to the right of the Administrative Agent to receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 9.03(c) hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take such action) with respect to the notice of a Default or Event of Default referred to in the preceding section as shall be directed by the Required Lenders; provided, that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such notice of Default or Event of Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all of the Lenders.

Section 8.05 Reliance on Third Parties. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.06 Sub-Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.07 Successor Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent

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shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 8.08 Independent Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.

(a) Notice Address. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at Smithfield Foods, Inc. at 200 Commerce Street, Smithfield, VA 23430, Attention: Carey J .Dubois (Telecopy No. 757-365-3025) and Carey Dubois (Telecopy No. 757-365-3073);

(ii) if to the Administrative Agent or Rabobank individually, to it at c/o Corporate Services, Manjur Ahmed, 10 Exchange Place, 16th Floor, Jersey City, New Jersey 07302; Phone: 201-499-5432; Fax: 201-499-5326; with a copy to Rabobank Nederland, 13355 Noel Road, Suite 1000, Dallas, TX 75240-6645, United States of America, Attention James V. Kenwood; Telecopy (972) 419-6315; Telephone: (972) 419-5282; and

(iii) if to any other Lender (other than Rabobank) to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Electronic Notification. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications;

(c) Change of Notice Address. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

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(d) Electronic Transmission System. The Borrower and the Lenders agree that the Administrative Agent may make the Communications available to the Lenders and the Borrower by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(e) Communications Through the Platform. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes hereof. Each Lender agrees (i) to provide to the Administrative Agent in writing (including by electronic communication), promptly after the date of this Agreement, an e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

Section 9.02 Waivers; Amendments.

(a) Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) Amendments of Agreement. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, that no such agreement shall

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(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii) postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv) change Section 2.14 in a manner that would alter the pro rata treatment of Lenders required thereby, without the written consent of each Lender,

(v) change any of the provisions of this Section 9.02 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

Section 9.03 Expenses; Indemnity: Damage Waiver.

(a) Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee.

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(c) Indemnification by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) No Consequential Damages, etc. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) Payment Due Dates. All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

Section 9.04 Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignment by Lenders.

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments) and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld); provided, that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing, any other Person; and

(B) the Administrative Agent (such consent not to be unreasonably withheld).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or

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Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consent; provided, that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing, if any;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.11, Section 2.12, Section 2.13, and Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

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(c) Participations. (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the first proviso to Section 9.02(b) and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.11, Section 2.12 and Section 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided, such Participant shall be subject to Section 2.14(f) as though it were a Lender. Notwithstanding anything in this paragraph to the contrary, any bank or other lending institution that is a member of the Farm Credit System that (A) has purchased a participation or sub-participation in the minimum amount of $10,000,000 on or after the Effective Date, (B) is, by written notice to the Borrower and the Administrative Agent (“Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a Voting Participant hereunder (any bank or other lending institution that is a member of the Farm Credit System so designated being called a “Voting Participant”) and (C) receives the prior written consent of the Borrower and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such participant or sub-participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (1) state the full name, as well as all contact information required of an Assignee in any Administrative Questionnaire and (2) state the dollar amount of the participation or sub-participation purchased. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.11 or Section 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless such Participant complies with Section 2.13(e) as though it were a Lender.

(d) Pledges by Lenders. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or the Farm Credit Funding Corp. or to any other entity organized under the Farm Credit Act, as amended, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

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(e) No Assignments to Borrower and Affiliates. Anything in this Section 9.04 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower or any Affiliates or Subsidiaries of the Borrower without the prior consent of each Lender.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 2.11, Section 2.12, Section 2.13 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement and the other Loan Documents shall be construed in accordance with, and this Agreement, the other Loan Documents and all matters arising out of or relating in any way whatsoever to the Loan Documents (whether in contract, tort or otherwise) shall be governed by, the law of the State of New York, other than those conflict of law

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provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5–1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

(b) Submission to Jurisdiction. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Forum Matters. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is

CREDIT AGREEMENT, Page 61

made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or the other Loan Documents, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the other Loan Documents or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 9.12, “Information” means all information received from the Borrower relating to the Borrower’s business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided, that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13 Acknowledgments. The Borrower acknowledges that:

(a) neither the Administrative Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(b) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among any party or parties hereto.

Section 9.14 Construction. The Borrower, the Administrative Agent and each Lender acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.

Section 9.15 Independence of Covenants. All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 9.16 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by each Lender and the Administrative Agent to maintain compliance with the Act.

CREDIT AGREEMENT, Page 62

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

SMITHFIELD FOODS, INC.

By:	/s/ Houghton Lewis
Houghton Lewis, Corporate Treasurer

CREDIT AGREEMENT, Page 63

ADMINISTRATIVE AGENT AND LENDERS:

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as Administrative Agent and sole Lender

By:	/s/ James V. Kenwood
James V. Kenwood, Executive Director

By:	/s/ Brett Delfino
Brett Delfino, Executive Director

CREDIT AGREEMENT, Page 64

INDEX TO EXHIBITS

Exhibit		Description of Exhibit
A	–	Form of Assignment and Assumption
B	–	Form of Compliance Certificate
C	–	Form of Borrowing Request
D	–	Form of Interest Election Request

INDEX TO SCHEDULES

Schedule		Description of Schedule
Schedule 2.01	–	Commitments
Schedule 3.06	–	Disclosed Matters
Schedule 3.13	–	Material Agreements and Liens
Schedule 3.14	–	Subsidiaries and Investments

INDEX TO EXHIBITS AND SCHEDULES, Solo Page

SCHEDULE 2.01

TO

SMITHFIELD FOODS, INC.

CREDIT AGREEMENT

COMMITMENTS

Lender	Commitment
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH	$200,000,000

TOTAL	$200,000,000

SCHEDULE 2.01, Solo Page

EXHIBIT A

TO

SMITHFIELD FOODS, INC.

CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION

EXHIBIT A, Cover Page

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	SMITHFIELD FOODS, INC.

4.	Administrative Agent:	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $200,000,000 Credit Agreement dated as of August 29, 2008 among Smithfield Foods, Inc., the Lenders parties thereto, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch, as Administrative Agent.

[1]	Select as applicable.

ASSIGNMENT AND ASSUMPTION, Page 1

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$200,000,000	$	%

Effective Date:             , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

ASSIGNMENT AND ASSUMPTION, Page 2

[Consented to and]3 Accepted:

COOPERATIEVE CENTRALE

RAIFFEISEN-BOERENLEENBANK B.A.

“RABOBANK NEDERLAND”,

NEW YORK BRANCH, as Administrative Agent

By:
Title:

[Consented to:] [4]

SMITHFIELD FOODS, INC.

By:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

ASSIGNMENT AND ASSUMPTION, Page 3

ANNEX 1

SMITHFIELD FOODS, INC.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document5, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of the Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of the Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 3.04 or 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender6, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic communications shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the applicable law pertaining in the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5–1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

[6]	The concept of "Foreign Lender" should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up.

STANDARD TERMS AND CONDITIONS TO THE ASSIGNMENT AND ASSUMPTION, Solo Page

EXHIBIT B

TO

SMITHFIELD FOODS, INC.

CREDIT AGREEMENT

COMPLIANCE CERTIFICATE

EXHIBIT B, Cover Page

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 5.01(c) of the Credit Agreement, (dated as of August 29, 2008 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among Smithfield Foods, Inc.(the “Borrower”), the Lenders party thereto and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. I am the duly elected, qualified and acting Chief Financial Officer of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment I (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default, except as set forth below.

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenant set forth in Section 6.13(a) of the Credit Agreement.

5. The financial statements attached hereto were prepared in accordance with GAAP and fairly present in all material respects (subject to year end audit adjustments and absence of footnotes) the financial conditions and the results of the operations of the Persons reflected thereon, at the date and for the periods indicated therein.

IN WITNESS WHEREOF, I have executed this Certificate this day of             , 2008.

Name:
Title:

COMPLIANCE CERTIFICATE, Solo Page

ATTACHMENT 2

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

LOAN COMPLIANCE

Four Quarters ended

6.13	Financial Covenant

Compliance

(a) Consolidated EBITDA (from Schedule 1)	$

(b) Consolidated Cash Interest Expense (adjusted to take into account Acquisitions and Dispositions)	$

(c) Line 3(a) ÷ Line 3(b)		to 1.00

(d) Maximum Interest Coverage Ratio permitted by Credit Agreement		to 1.00	Yes	No

Attachment 2 to Compliance Certificate, Page 1

SCHEDULE 1

TO

COMPLIANCE CERTIFICATE

(1) Consolidated Net Income.

Net income (loss), minus the following items:	$

(a) the income (or loss) of any Person in which the Borrower or a subsidiary has an ownership interest other than a Restricted Subsidiary (but including cash dividends and distributions);	($	)
(b) the income of any subsidiary to the extent the payment of such income in the form of a distribution or repayment of any Indebtedness to the Borrower or a subsidiary is not permitted;	($	)

(c)    any gains or losses accrued on foreign currency receivables or on foreign currency payables of the Borrower or a subsidiary organized under the laws of the United States which are not realized in a cash transaction;

	($	)
(d) the income or gain resulting from any write-up or revaluation of assets	($	)
(e) net income attributable to Dispositions	($	)
(f) net income attributable to Acquisitions	$
(e) Total: Line 1 minus lines (a) through (e) plus line (f)			$

(2) Consolidated EBITDA.

(a) Consolidated Net Income (from line 1(e)	$
(b) taxes based on income	$
(c) cash interest expense (including the interest portion of Capital Lease Obligations) adjusted to take into account Acquisitions and Dispositions	$
(d) amortization and depreciation expense	$
(e) Consolidated EBITDA: Total of lines (2)(a) through (d)			$

SCHEDULE 1 to Compliance Certificate, Page 1

EXHIBIT C

TO

SMITHFIELD FOODS, INC.

CREDIT AGREEMENT

BORROWING REQUEST

EXHIBIT C, Cover Page

BORROWING REQUEST

            ,     ,

Coöperatieve Centrale

Raiffeisen-Boerenleenbank B.A.

“Rabobank Nederland”,

New York Branch, as agent

Corporate Services

Manjur Ahmed

10 Exchange Place, 16th Floor

Jersey City, New Jersey 07302

Phone: 201-499-5432

Fax: 201-499-5326

With a copy to:

Rabobank Nederland

13355 Noel Road, Suite 1000

Dallas, TX 75240-6645

United States of America

Phone No.	(972) 419-5282
Fax No.	(972) 419-6315
Attention:	James V. Kenwood

And each Lender

Ladies and Gentlemen:

This Borrowing Request (the “Request”) is being delivered pursuant to that certain Credit Agreement (as amended, the “Agreement”) dated as of August 29, 2008 among Smithfield Foods, Inc. (the “Borrower”), Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch, as Administrative Agent and the lenders named therein. All capitalized terms, unless otherwise defined herein, shall have the same meanings as in the Agreement.

The Borrower hereby gives the Administrative Agent and the Lenders notice pursuant to the Credit Agreement that the Borrower requests the Borrowing under the Credit Agreement, and in connection therewith sets forth below the information relating to such Borrowing (the “Requested Borrowing”).

(i)	The date of the Requested Borrowing is ;

(ii)	The principal amount of the Requested Borrowing is $ ;

BORROWING REQUEST, Page 1

(iii)	The Type or Types of the Borrowing requested (i.e., ABR Borrowing or Eurodollar Borrowing) and, if applicable the Interest Periods applicable thereto are set forth in the table below:

Amount	Type	Interest Period (if applicable)
1.		Month(s)
2.		Month(s)
3.		Month(s)
4.		Month(s)
5.		Month(s)
6.		Month(s)

(iv)	The proceeds of the Requested Borrowing should be disbursed directly to the entities in the amounts and in accordance with the transfer instructions set forth in the table below:

Dollar Amount	Recipient	Instructions
$
$
$
$

By its execution below, the Borrower represents and warrants to the Administrative Agent and the Lenders:

(i) At the time of and immediately after giving effect to the Requested Borrowing, no Default nor any Event of Default exists; and

(ii) The representations and warranties of the Borrower set forth in the Loan Documents are true and correct on and as of the date of the Requested Borrowing with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date.

(iii) Attached hereto as Exhibit A are the calculations demonstrating that the Loans are permitted under the Revolving Credit Facility, the Senior Secured Notes and the Public Debt Documents.

The instructions set forth herein are irrevocable. A telecopy of these instructions shall be deemed valid and may be accepted and relied upon by the Administrative Agent and the Lenders as an original.

SMITHFIELD FOODS, INC.

By:
Name:
Title:

BORROWING REQUEST, Page 2

EXHIBIT A

TO

BORROWING REQUEST

Calculations Required by Revolving Credit Facility, Senior Secured Notes and Public Debt Documents

EXHIBIT A to Borrowing Request, Solo Page

EXHIBIT D

TO

SMITHFIELD FOODS, INC.

CREDIT AGREEMENT

INTEREST ELECTION REQUEST

EXHIBIT D, Cover Page

INTEREST ELECTION REQUEST

Coöperatieve Centrale

Raiffeisen-Boerenleenbank B.A.

“Rabobank Nederland”,

New York Branch, as agent

Corporate Services

Manjur Ahmed

10 Exchange Place, 16th Floor

Jersey City, New Jersey 07302

Phone:	201-499-5432
Fax:	201-499-5326

With a copy to:

Rabobank Nederland

13355 Noel Road, Suite 1000

Dallas, TX 75240-6645

United States of America

Phone No.	(972) 419-5282
Fax No.	(972) 419-6315
Attention:	James V. Kenwood

And each Lender

Ladies and Gentlemen:

This Interest Election Request (the “Request”) is being delivered pursuant to that certain Credit Agreement (as amended, the “Agreement”) dated as of August 29, 2008 among Smithfield Foods, Inc. (the “Borrower”), Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch, as Administrative Agent and the lenders named therein. All capitalized terms, unless otherwise defined herein, shall have the same meanings as in the Agreement.

The Borrower hereby gives the Administrative Agent and the Lenders notice pursuant to Section 2.04 of the Credit Agreement that the Borrower requests a conversion or continuation (a “Change”) of the Borrowing or Borrowings specified on Schedule 1.

By its execution below, the Borrower represents and warrants to the Administrative Agent and the Lenders:

(i) At the time of and immediately after giving effect to the Requested Borrowing, no Default nor any Event of Default exists; and

(ii) The representations and warranties of the Borrower set forth in the Loan Documents are true and correct on and as of the date of the Requested Borrowing with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date.

The instructions set forth herein are irrevocable. A telecopy of these instructions shall be deemed valid and may be accepted and relied upon by the Administrative Agent and the Lenders as an original.

SMITHFIELD FOODS, INC.

By:
Name:
Title:

INTEREST ELECTION REQUEST, Solo Page

SCHEDULE 1

TO

INTEREST ELECTION REQUEST

Current Type (ABR or Eurodollar)	Current Principal Amount	Current Interest Period Expiration Date	Continue as (Type)	Convert to (Type)	New Interest Period Length

SCHEDULE 1 to Interest Election Request, Solo Page